Exhibit 10.3
Execution Copy
LAND LEASE AND EASEMENT AGREEMENT
between
Hynix Semiconductor Inc.
as Lessor
and
MagnaChip Semiconductor, Ltd.
as Lessee
with respect to
certain land located in the Cheong-Ju Complex
in Cheong-Ju, the Republic of Korea
October 6, 2004

[*****] = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

LAND LEASE AND EASEMENT AGREEMENT
This LAND LEASE AND EASEMENT AGREEMENT (this “Agreement”), dated as of October 6, 2004, is entered into by and between:
(1)	Hynix Semiconductor Inc., a company organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at San-136-1, Ami-Ri, Bubal-Eub, Ichon-Si, Kyoungki-Do, Korea (“Lessor”); and
(2)	MagnaChip Semiconductor, Ltd., a company organized and existing under the laws of Korea with its registered office at 1 Hyanjeong-dong, Heungduk-gu, Cheongju City, Chung Cheong Bok-do, Korea (“Lessee”) (each a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, the Parties have entered into a certain business transfer agreement dated as of June 12, 2004 as amended (the “BTA”) pursuant to which, among other things, Lessee has agreed to acquire the Acquired Assets (as defined in the BTA) from Lessor subject to the terms and conditions set forth in the BTA;
WHEREAS, the Parties desire to enter into an agreement as contemplated by the BTA whereby Lessor grants lease rights and easement rights to Lessee as to certain parts of parcels of land, which are necessary for Lessee’s ownership of certain buildings that are now or hereafter used in the Business (as defined below) and for its operation of facilities necessary for its Business, in accordance with this Agreement; and
WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the BTA.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, each of Lessor and Lessee agrees as follows:
Article 1. Definitions
1.1.	Unless otherwise defined herein or in the BTA, all capitalized terms shall have the meanings set forth below:
“Access Areas” shall mean the access roads and areas located on the Lease Rights Site I, as more specifically shown on Exhibit B.
“Additional Warehouses” shall have the meaning ascribed to such term in Section 18.1.
“Affiliate” shall have the meaning ascribed to such term in the BTA.

“Amended Section 6.5 of the BTA” shall mean Section 6.5 of the BTA as amended by an First Amendment to Business Transfer Agreement made and entered into on October 6, 2004 by and between Lessor and Lessee.
“Applicable Laws” shall mean all laws, constitutions, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, consent orders and decrees, policies, guidelines or any interpretations of any of the foregoing, including general principles of civil law and equity, issued by any Governmental Entity having or exercising jurisdiction over or otherwise affecting any Party, the Business or the Land.
“BTA” shall have the meaning ascribed to such term in the Recitals.
“Buildings” shall mean the “R” Building, “C1” Building and “C2” Building, as well as the to be built Gas Warehouse Building and Waste Water Facility Building and such other buildings, if any, and improvements affixed to such buildings now or hereafter owned by Lessee located in the Cheong-Ju Complex, each of which Building is owned by Lessee, as the same may be altered or replaced.
“Business” shall have the meaning ascribed to such term in the BTA including all Permitted Uses.
“Cheong-Ju Complex” shall mean Lessor’s manufacturing, testing, packaging and research and development facilities and appurtenant areas located in Cheong-Ju, Korea, as more specifically identified in Exhibit A attached hereto.
“Closing Date” shall have the meaning ascribed to such term in the BTA.
“Confidential Information” shall mean any and all information including technical data, trade secrets or know-how, disclosed by either Party to the other Party in connection with this Agreement, which is marked as “Proprietary” or “Confidential” or is declared by the other Party, whether in writing or orally, to be confidential, or which by its nature would reasonably be considered confidential.
“Consents” shall mean any consents, approvals, waivers or authorizations to be obtained from, or notices to be given to, any persons or entities, and includes Governmental Authorizations.
“Damages” shall mean any and all losses, settlements, expenses, liabilities, obligations, claims, damages (including any governmental penalty or costs of investigation, clean-up and remediation), deficiencies, royalties, interest, costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement), the extent of which are recoverable under Korean law. Damages also shall include, if applicable, any and all increases in insurance premiums that are reasonably demonstrably attributable to the breach by Lessee or Lessor, as the case may be, of its representations, warranties, agreements and covenants expressly contained in this Agreement, or negligence, gross negligence, intentional breach or willful misconduct of Lessee or Lessor, as the case may be, for the two following annual policy periods.
“Due Date” shall have the meaning ascribed to such term in Section 4.3.
“Easement Right” shall mean the right to use all necessary and appropriate roads for ingress to, egress from and access to and from all locations at the Cheong Ju Complex and the right to use certain land to own, use or perform maintenance, repair and replacement of utility, pipeline, conduit and wiring systems at the Cheong Ju Complex serving the locations leased by Lessee or owned by Lessor, as the case may be, each of which is on an equal and shared basis with the owner or lessee, as the case may be, of relevant land.
“Easement Site” shall mean Easement Site I and Easement Site II.
“Easement Site I” shall mean the main access roads from public roads to the Lease Right Site I, as more specifically shown on Exhibit B.
“Easement Site II” shall mean the access roads, areas and the parking lots at the Cheong Ju Complex, as more specifically shown on Exhibit B.
“Event of Force Majeure” shall have the meaning ascribed to such term in Section 21.1.
“Excluded Damages” shall mean any punitive damages.
“Execution Date” shall mean the date of this Agreement.
“Expansion Area” shall have the meaning ascribed to such term in Section 17.1.
“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or otherwise pursuant to any Applicable Law, and any registration with, or report or notice to, any Governmental entity pursuant to any Applicable Law, including those listed on Exhibit C.
“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
“Grace Period” shall have the meaning ascribed to such term in Section 13.1.
“Hynix Building” shall mean any building in the Cheong-Ju Complex other than any of the Buildings.
“Hynix Easement Right” shall mean the Easement Right over the Access Areas on an equally shared basis with Lessee.

“Hynix Land” shall mean the portions of the Cheong-Ju Complex land, excluding the Land.
“Indemnified Person” of a Party shall mean the Party and its Subsidiary and any shareholder, director, officer, employee or agent of the Party or such Subsidiary.
“Invoice” shall have the meaning ascribed to such term in Section 4.2.
“Land” shall mean (a) the Lease Rights Site I, (b) Lease Rights Site II, (c) Easement Site I and (d) Easement Site II located in the Cheong-Ju Complex, as more specifically identified in Exhibit B, all of which are subject to the lease or easement rights under this Agreement.
“Lease Right” shall have the meaning ascribed to such term in Section 2.5.
“Lease Rights Site” shall mean the Lease Rights Site I and the Lease Rights Site II.
“Lease Rights Site I” shall mean the Site and the Access Areas.
“Lease Rights Site II” shall mean certain lots on which the Gas Warehouse Building and the Waste Water Facility Building will be built by Lessee, as more specifically identified in Exhibit B attached hereto.
“Lease Term” shall have the meaning ascribed to such term in Section 3.1.
“Lessee Easement Rights Consents” shall have the meaning ascribed to such term in Section 5.2(e).
“Lessor Easement Rights Consents” shall have the meaning ascribed to such term in Section 5.1(e).
“Lessor Lease Rights Consents” shall have the meaning ascribed to such term in Section 5.1(e).
“Lien” shall mean any lien, charge, claim, agreement to sell, pledge, judgment, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, deed of trust, security agreement, right of first refusal or offer (or other similar right), option, restriction, tenancy, license, covenant, encroachment (whether upon any real property or by any improvement situated on any real property onto any adjoining real property or onto any easement area), right of way, easement, title defect or other encumbrance or title matter or interest in real estate, existing as of the Closing Date.
“Other Costs” shall have the meaning ascribed to such term in Section 4.5.
“Partition Date” shall mean the date on which the Lease Rights Site I is partitioned as a separate parcel and the Lessor acquires the sole legal and beneficial ownership thereto from the Lessee.

“Permitted Uses” shall mean the Business or any other semiconductor, information technology or other technology related business.
“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.
“Rent” shall have the meaning ascribed to such term in Section 4.1.
“Rules and Regulations” shall have the meaning ascribed to such term in Section 2.2.
“Site” shall mean certain lots which are occupied by Building “R”, Building “C1”, Building “C2”, as more specifically identified in Exhibit B, all of which are subject to the lease under this Agreement.
“Subsidiary” shall have the meaning ascribed to such term in the BTA.
“Successor” shall have the meaning ascribed to such term in Section 11.2.
“Turnover Condition” shall have meaning set forth in Section 17.1(d) of this Lease.
“VAT” shall mean the value added tax required to be paid to the relevant Governmental Entity in respect of the lease or grant of easement rights of the Land to Lessee.
“Warrant Issuer” shall have the meaning ascribed to such term in the BTA.
1.2.	Rules of Interpretation.
(a)	When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)	Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)	The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified.

(d)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)	Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(i)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement.
Article 2. Grant of Lease and Easement
2.1.	Subject to Article 3, in consideration of the Rent hereby agreed to be paid to Lessor by Lessee and the agreements and covenants herein made by Lessee and subject to other terms and conditions herein, Lessor hereby (a) leases to Lessee the Lease Rights Site and the one-half of the Easement Site (until the date of registration of the Easement Right on the Easement Site) and (b) grants Lessee the Easement Right to use the Easement Site from the date of the registration of the Easement Right; provided that the Easement Right and the Lease Right on the one-half of the Easement Site granted to Lessee shall be exercisable by Lessee in a manner and to the extent that it is in common with equivalent rights exercisable by Lessor, as owner.

2.2.	In consideration of the lease rights and easement rights hereby granted to Lessee by Lessor and the agreements and covenants herein made by Lessor and subject to other terms and conditions herein, for the Lease Term Lessee shall grant to Lessor the Hynix Easement Right over the Access Areas for free; provided that the Hynix Easement Right granted to Lessor shall be exercised by Lessor in a manner and to the extent that allows Lessee to exercise equal right to use the Access Areas based upon Lessee’s Lease Rights over the Access Areas.

2.3.	In consideration of the Rent hereby agreed to be paid to Lessor by Lessee and the agreements and covenants herein made by Lessee and subject to other terms and conditions herein, Lessor hereby grants to Lessee a right (i) to access to the Cheong-Ju Complex for the purpose of using the Land in accordance with this Agreement, and to pass and repass to and from the Land or any part thereof over and along certain roads, accessways, paths, highways and other thoroughfares within the Cheong-Ju Complex, provided that Lessee shall fully comply in all material respects with all Applicable Laws and the rules and regulations as currently adopted and enforced in the ordinary operation of the Cheong-Ju Complex and such additional rules and regulations adopted by Lessor and enforced uniformly as to all occupants of the Cheong-Ju Complex which do not materially change the economic structure or effect of the Business (together “Rules and Regulations”) and (ii) to use, operate, maintain, repair and replace all of Lessee’s utility, pipeline, conduit and wiring systems on the Cheong Ju Complex or any part thereof that serve the Site. In case where it is necessary, (i) Lessee may install utility, pipeline, conduit or wiring systems for the purpose of using the Buildings on Easement Site and Access Areas with Lessor’s prior written consent which may not be unreasonably withheld and (ii) Lessor may install such facilities for the purpose of using Hynix Buildings on Access Areas with Lessee’s prior written consent which may not be unreasonably withheld.

2.4	In consideration of the Lease Right and the Easement Right hereby granted to Lessee by Lessor and the agreements and covenants herein made by Lessor and subject to other terms and conditions herein, Lessee hereby grants to Lessor a right (i) to access to the Cheong-Ju Complex for the purpose of using the Hynix Land as the owner thereof, and to pass and repass to and from the Land or other part of the Cheong Ju Complex on which Lessee has a lease right or any part thereof over and along certain roads, accessways, paths, highways and other thoroughfares within the Cheong-Ju Complex, provided that Lessor shall fully comply in all material respects with all Applicable Laws and reasonable rules and regulations adopted by Lessee and enforced uniformly as to all occupants of the Cheong-Ju Complex which do not materially change the economic structure of, or have an effect on, Lessor’s business and (ii) to use, operate, maintain, repair and replace all of Lessor’s utility, pipeline, conduit and wiring systems on the Cheong Ju Complex or any part thereof that serve the Hynix Land.

2.5	Subject to Article 7, Lessor hereby grants to Lessee a right to register the lease under this Agreement (“Lease Right”, “deunggi imchakwon”) over the Lease Rights Site and the one-half of the Easement Site and the Easement Right (“jiyokkown”) over the Easement Site with the relevant real property registry offices. The Lease Right and the Easement Right shall be effective during the Lease Term, as long as the Buildings remain on the Lease Rights Site and the Lease Rights Site is used for the Permitted Uses in accordance with the terms of this Agreement.

2.6	Subject to Article 7, Lessee hereby grants to Lessor a right to register the Hynix Easement Right over the Access Areas with the relevant real property registry offices.

2.7	Lessee acknowledges and agrees that Lessee has the right to occupy and use the Land only for the Permitted Uses, and upon the terms and conditions set forth in this Agreement.
Article 3. Term
3.1.	This Agreement shall be effective from the Closing Date.

3.2.	Subject to Section 3.4, the lease term for the Lease Right (“Lease Term”) shall be indefinite (i) unless otherwise agreed between the Parties, and (ii) as long as the Buildings remain on the Lease Rights Site and are owned by Lessee and Lessee uses the Lease Rights Site for the purpose of the Permitted Uses.

3.3	The Lease Term for the Lease Right on the one-half of the Easement Site shall continue until the Easement Right is registered on the Easement Site.

3.4	Term for the Easement Right on the Easement Site shall continue from the Partition Date to the expiration date of the Lease Term.
3.5	Hynix Easement Right on Access Areas shall be effective from the Partition Date to the expiration date of the Lease Term.
Article 4. Rent
4.1.	The monthly rent for the Land, exclusive of VAT, (the “Rent”) shall be [*****] per year for ten (10) years, which is [*****] payable monthly in accordance with Article 4. Commencing on the tenth (10th) anniversary of the Closing Date, or the first day of the immediately succeeding calendar month if the Closing Date is not the first day of a calendar month, and every second (2nd) anniversary of such date (each, a “Calculation Date”), Rent shall be recalculated for the next succeeding two years to increase or decrease by the same percentage as the change in the consumer price index published by the Korean National Statistical Office of the Ministry of Finance and Economy (each, an “Index”) or any of its equivalent if an Index is not available, between the Index published most recently prior to the Calculation Date compared to the Index published most recently prior to two years before such Calculation Date. In any event prior to the commencement date on which such recalculated Rent shall be applicable, the Parties, upon the request of either Party, agree to submit a joint application to modify the amount of the Rent registered as of such time into such recalculated amount of the Rent.
4.2.	Lessor shall provide an invoice (the “Invoice”) to Lessee by the 10th day of each calendar month which shall include the amount of Rent, Other Costs and the corresponding VAT amount payable by Lessee for such month.
4.3.	Lessee shall pay in aggregate the Rent, Other Costs and the corresponding VAT amount stated on each Invoice to the Lessor’s designated account, or as otherwise designated by Lessor, by means of wire transfer in immediately available funds by 25th day of each calendar month (the “Due Date”).
4.4.	For any month of the Lease Term which is less than a full calendar month, the amount of Rent (and the corresponding VAT amount) payable by Lessee shall be equal to a pro rata portion of the Rent, based on a ratio of the number of days during such month that the Lease Term is in effect to the total number of days in such month.
4.5.	If (a) the Rent is not paid on or before the Due Date or (b) any other amounts payable herein including payments due by either Party with respect to Damages (collectively, the “Other Costs”) are not paid when due, after the passage of any applicable grace and/or cure period, Lessee or Lessor, as applicable, shall be liable for and pay interest on the outstanding amounts of the Rent and/or Other Costs at a rate of eight percent (8%) per annum calculated from and including the sixth day after the Due Date until the date Rent and/or Other Costs are received in full by the Party to whom they are due.

[*****] = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

4.6.	Lessee shall be responsible for payment of any VAT levied on the Rent under this Agreement.
4.7	Notwithstanding anything herein to the contrary, in the event of a bankruptcy filing with respect to Lessee, Lessee shall deposit with Lessee an amount equal to the fees paid by Lessee during the immediately preceding full calendar month under the terms of this Agreement, against which will be credited fees payable by Lessee over the thirty day period following such deposit. Lessee shall renew such deposit each thirty days in each case by reference to the fees paid by Lessee during the full calendar month immediately preceding any such renewal until such bankruptcy protection filing has been accepted by the bankruptcy court. For the avoidance of doubt, Lessee shall not be relieved of responsibility for, and shall pay when due, any fees for services hereunder during any such thirty day period to the extent in excess of the then actual deposit.
Article 5. Representations, Warranties and Covenants
5.1.	Lessor hereby covenants, represents and warrants to Lessee that all of the representations and warranties contained in this Section 5.1 are true and correct in all material respects as of the Closing Date, and the Partition Date, as the case may be.
(a)	Organization. Lessor is a corporation duly organized and validly existing under the laws of Korea and has full power and authority to own and lease the Land.

(b)	Authorization. Lessor has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Lessor of this Agreement have been duly authorized by all corporate actions on the part of Lessor that are necessary to authorize the execution, delivery and performance by Lessor of this Agreement.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by Lessor and, assuming due and valid authorization, execution and delivery hereof by Lessee, is a valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	Title and Consents. Except as disclosed in Schedule 5.1(d), Lessor is the only legal and beneficial owner of the Land and has requisite power to grant the Lease Rights or the Easement Right hereunder to Lessee and has the requisite power to grant the registration of the Lease Right and the Easement Right on the relevant portions of the Land to Lessee.

(e)	Use of Land. Except as disclosed in Schedule 5.1(e), Lessor has obtained all Consent required in connection with the ownership or use of the Land and the granting to Lessee of the rights under this Agreement, and shall obtain such additional Consents necessary or appropriate for the grant of the Lease Rights or the Easement Right, as applicable, and the registration thereof in accordance with Section 7 (“Lessor Lease Rights Consents” or “Lessor Easement Rights Consent”, as the case may be). Lessor has provided Lessee with copies of all such Consents and shall provide Lessee with the Lessor Lease Rights Consents related to the registration of Lease Rights on or before the Closing Date and the Lessor Easement Rights Consents related to the registration of the Easement Right on or before the Partition Date, including those listed on Exhibit C. The present condition and use of the Land by Lessor complies with all Applicable Laws in all material respects.

(f)	Veolia Lease Right. Lessor shall de-register the registered lease rights in favor of Veolia Water Korea Co., Ltd. (formerly known as Vivendi Water Industrial Development Co., Ltd.) (“Veolia”) on the land described in Schedule 5.1(d) (“Veolia Leased Land”) and consent to the registration of Lease Right I for the benefit of Lessee on the Veolia Leased Land as soon as possible after the Closing but in no event later than 4 weeks thereafter.

(g)	Brokerage. Lessor and its Subsidiaries (as defined in the BTA) have not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission as a result of this Agreement.

(h)	NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE BTA, NEITHER LESSOR NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LESSOR, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. TO THE EXTENT ANY REPRESENTATIONS OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE BTA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE BTA SHALL CONTROL.
5.2.	Lessee hereby covenants, represents and warrants to Lessor that all of the representations and warranties contained in this Section 5.2 are true and correct in all material respects as of the Closing Date, and the Partition Date, as the case may be.
(a)	Organization. Lessee is a corporation duly organized and validly existing under the laws of Korea and has full power and authority to carry on its business as heretofore conducted.

(b)	Authorization. Lessee has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Lessee of this Agreement have been duly authorized by all corporate actions on the part of Lessee that are necessary to authorize the execution, delivery and performance by Lessee of this Agreement.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by Lessee and, assuming due and valid authorization, execution and delivery hereof by Lessor, is a valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	Title and Consents. As of the Partition Date, Lessee has requisite power to grant the easement rights hereunder to Lessor and has the requisite power to grant the registration of the Hynix Easement Right on the relevant portions of the Land to Lessor.

(e)	Use of Land. Lessee has obtained all Consents required in connection with the use of the Land and the granting to Lessor of the rights under this Agreement, and shall obtain such additional Consents necessary or appropriate for the grant of the Hynix Easement Right and the registration thereof in accordance with Section 7 (“Lessee Easement Rights Consents”). As of Partition Date, Lessee has provided Lessor with copies of all such Consents and shall provide Lessor with the Lessee Easement Rights Consents on or before the Partition Date, including those listed on Exhibit C. The condition and use of the Access Areas as of the Partition Date by Lessee complies with all Applicable Laws in all material respects.

(f)	Construction of Warehouses. Lessee shall construct a Gas Warehouse Building on the Lease Right Site II within two (2) years from the Closing Date and a Waste Water Facility Building on the Lease Rights Site II within one(1) year from the Closing Date.

(g)	Brokerage. Lessee has not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission as a result of this Agreement.

(h)	NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE BTA, NEITHER LESSEE NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LESSEE, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. TO THE EXTENT ANY REPRESENTATIONS OR WARRANTIES HEREIN ARE

INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE BTA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE BTA SHALL CONTROL.
5.3.	Each Party covenants and agrees to endeavor to cooperate with the other Party so as to minimize any interference with the other Party’s operation of its business.
5.4.	With respect to Lessee’s use of the Land, from and after the Closing Date, Lessee shall comply in all material respects with all Applicable Laws applicable to the ordinary operation of Lessee’s Business, including the environmental laws, and with the terms of all Government Authorizations relating to Lessee’s operation of its Business at the Land or in the Buildings arising after the Closing Date.
5.5.	Lessee covenants and agrees to reimburse Lessor, in full and promptly upon demand, if Lessor sustains any material Damages or is reasonably required to expend any money as a result of a default by Lessee hereunder; provided, however, Lessee shall not reimburse Lessor for any damages resulting from (a) reasonable wear and tear to the Land, (b) Lessor’s maintenance of the Land as provided for herein, or (c) to the extent such Damages arises from Lessor’s gross negligence or intentional misconduct.
5.6.	Based on the Lease Right over the Site, Lessee shall grant to Veolia a registered sublease (“deunggi cheonchawkwon”) on certain portions of the Site, as more specifically depicted in Exhibit D attached hereto, under the terms and conditions substantially the same as those of the Land Use Rights Agreement dated March 27, 2001 entered into by and between Lessor and Veolia.
5.7.	Except as disclosed in Schedule 5.1(d), Lessor will deliver actual possession of the Site free and clear of occupancy.
5.8.	By the Closing Date, Lessor shall have obtained all necessary and relevant Lessor Lease Rights Consents related to the registration of the Lease Rights. By the Partition Date, Lessee shall have obtained all necessary and relevant Lessee Easement Rights Consents. Lessor shall not permit or suffer future Liens on the Lease Rights Site I.
5.9.	Lessor covenants and agrees to reimburse Lessee, in full and promptly upon demand, if Lessee sustains any material Damages or is reasonably required to expend any money as a result of a default by Lessor hereunder; provided, however, Lessor shall not reimburse Lessee for any damages resulting from (a) reasonable wear and tear to the Land, or (b) Lessee’s maintenance of the Land as provided for herein, or (c) to the extent such Damage arises from Lessee’s gross negligence or intentional misconduct.
Article 6. Maintenance and Other Expenses
All costs, expenses and obligations relating to the Site which arise or are attributable to Lessee’s occupancy or use of the Site during the Lease Term, shall be paid by Lessee. Lessee hereby assumes all other responsibilities normally identified with the ownership of the Site, such as responsibility for the condition of the premises, such as operation, repair, replacement, maintenance and management of the Site, including repairs to the paved areas and driveways on the Site. During the Lease Term, if Lessee fails to maintain the Site in good repair and condition for Lessor to obtain the reasonable benefits of the Site, Lessor may so notify Lessee and perform such repair and shall be reimbursed upon demand by Lessee for such costs based on invoices for work actually performed. Without limiting the foregoing, except as otherwise provided in this Agreement, or the other contracts executed by the Parties in connection with the BTA, the Parties agree that Lessor shall not be required or obligated to furnish any services or facilities to the Lease Rights Site. All costs, expenses and obligations relating to the Easement Site and taxes that Lessor should pay, which arise or are attributable to the period of the Lease Term shall be paid by Lessor. Lessor hereby assumes all other responsibilities normally identified with the ownership of the Easement Site, such as a responsibility for the condition of the Easement Site, such as operation, repair, replacement, maintenance and management of the Easement Site, including repairs to the paved areas and driveways on the Easement Site. If Lessor fails to maintain the Easement Site in good repair and condition for Lessee to obtain the reasonable benefit of the Easement Right, Lessee may so notify Lessor and perform such repair and shall be reimbursed upon demand by Lessor for such costs based on invoices for work actually performed, with a right of setoff against next Rent due to the extent not reimbursed.
Article 7. Registration of the Lease Right and Easement Right.
7.1.	On the Closing Date, Lessor shall consent to the registration of (a) the Lease Right over the Lease Rights Site for the benefit of Lessee, in accordance with Section 2.3 and (b) the lease rights over the one-half of the Easement Site for the benefit of Lessee, subject to Lessor’s rights to use the Easement Site as the owner thereof, and shall provide to Lessee all the necessary and appropriate documents normally required of a lessor for the registration of such Lease Right on the Closing Date, including Lessor Lease Rights Consents. Lessee shall be entitled to register, on or after the Closing Date, the rights granted under this Section 7.1 with the pertinent real property registry offices. Such registration shall have, (i) with respect to the Lease Rights Site I and the Easement Site I, first priority during the Lease Term over any Lien on the Lease Rights Site I and the Easement Site I, subject to the subsequent de-registration of such lease rights over the one-half of the Easement Site on the Partition Date and (ii) with respect to the Lease Rights Site II, subordinate to the Liens held by Lessor’s creditors. The registration shall include such material matters provided in this Agreement as Lessor and Lessee may agree to register and as permitted to be registered in the real property registry under the Applicable Laws, provided that the terms of such Lease Right shall be the same as the terms and conditions of this Agreement. The expenses and costs of such registration of the Lease Right shall be borne wholly by Lessee.
7.2	On the Partition Date, Lessor shall consent to the registration of the Easement Right over the Easement Site for the benefit of Lessee, in accordance with Section 2.3 and shall provide to Lessee all necessary and appropriate documents normally required of a lessor for the registration of such Easement Right on the Partition Date. Lessee shall be entitled to register, on or after the Partition Date, the Easement Right over the Easement Site granted under this Section 7.2 with the pertinent real property registry offices. Such registration shall have, (a) with respect to the Easement Site I, first priority during the Lease Term over any Lien on the Easement Site I and (b) with respect to Easement Site II, priority subordinated to the Liens held by Lessor’s creditors. The registration shall include such material matters provided in this Agreement as Lessor and Lessee may agree to register and as permitted to be registered in the real property registry under the Applicable Laws, including the matter of the exercise by Lessee of the Easement Right in a manner and to the extent that allows Lessor to exercise a equal rights to use the Easement Site based on its ownership rights to the Easement Site set forth in Section 2.1, provided that the terms of such Easement Right shall be the same as the terms and conditions of this Agreement. The expenses and cost of deregistration and re-registration of rights other than Lease Right over Lease Rights Site and Easement Right over Easement Site shall be borne by the Party incurring such costs and expenses. The expenses and costs of such registration of such Easement Right shall be borne solely by Lessee.
7.3	On the Partition Date, Lessee shall consent to the registration of the Hynix Easement Right over the Access Areas in accordance with Section 2.1 for the benefit of Lessor and shall provide to Lessor all necessary and appropriate documents normally required of a lessor for the registration of such easement rights on the Partition Date. Lessor shall be entitled to register, on or after the Partition Date, such Easement Right over the Access Areas granted under this Section 7.3 with the pertinent real property registry offices. Such registration shall have, with respect to the Access Areas, first priority during the Lease Term over any Lien on the Access Areas. The registration shall include such material matters provided in this Agreement as Lessor and Lessee may agree to register and as permitted to be registered in the real property registry under the Applicable Laws, including the matter of the exercise by Lessee of the Easement Right in a manner and to the extent that allows Lessee to exercise a equal rights to use the Access Areas based on its Lease Rights over the Access Areas set forth in Section 2.2, provided that the terms of such easement rights shall be the same as the terms and conditions of this Agreement. The expenses and costs of such registration of Hynix Easement Right shall be borne solely by Lessor.
Article 8. [Intentionally Deleted]
Article 9. Use and Maintenance
9.1.	Subject to Section 2.7, Lessee shall not occupy or use the Lease Rights Site and the Easement Site for any purpose whatsoever, other than in connection with the operation of the Business, including all Permitted Uses and in compliance with all Applicable Laws and Rules and Regulations.
9.2.	Lessee shall, at its sole cost and expense, maintain, or cause to be maintained, during the Lease Term, the Site in equivalent condition to the condition as of the Closing Date, wear and tear, insured casualty and condemnation excepted.

Article 10. Termination
10.1.	Termination. This Agreement may be terminated at any time during the Lease Term of this Agreement upon the occurrence of any of the following events:
(a)	by a Party serving a written notice of termination to the other Party in the event of a material breach or default by such other Party of its obligations hereunder, which default shall not have been cured within sixty (60) days after written notice is provided by the non-breaching Party to the breaching Party; or

(b)	by Lessee with ninety (90) days prior written notice to Lessor for any reason whatsoever.
10.2.	Upon termination of this Agreement, each Party shall discontinue the use of all Confidential Information provided by the other Party in connection with this Agreement, and shall promptly return to the other Party any and all Confidential Information, including documents originally conveyed to it by the other Party and any copies thereof made thereafter.
10.3.	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to the termination of this Agreement.
10.4.	The respective rights and obligations of the Parties under any Sections which by their nature are intended to extend beyond termination, shall survive the termination or expiry of this Agreement.
10.5.	In the event of the termination of this Agreement pursuant to Section 10.1 hereof, a written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and Lessee or Lessor (as the case may be) shall only be liable thereafter for (i) Damages suffered as a result of its fraud or willful breach of this Agreement that occurred prior to the termination of this Agreement, or (ii) the obligations and liabilities of the Parties pursuant to this Agreement that accrued prior to the termination of this Agreement.
Article 11. Sublease and Assignment
11.1.	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto, except that (i) Lessee may assign its rights hereunder (other than the lease right over the one-half of the Easement Site allowed from the Closing Date until the Partition Date) as collateral security to any bona fide financial institution engaged in financing in the ordinary course providing financing to the Warrant Issuer or its Subsidiaries and any of the foregoing financial institutions may assign such rights in connection with the sale of Lessee’s business in the form then being conducted by Lessee substantially as an entirety; (ii) Lessor and Lessee each may, upon written notice to the other Party (but without the obligation to obtain the consent of such other Party), assign this Agreement or any of its rights and obligations under this Agreement to any person, entity or organization that succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party, all or substantially all of its assets and liabilities or to all or substantially all of the assets and liabilities of the portion of the Party’s business to which the subject of this Agreement relates or of a division of Lessee, if such person or entity agrees in writing to assume and be bound by all of the relevant obligations of such Party under this Agreement; and (iii) Lessee may, upon written notice to Lessor (but without the obligation to obtain the consent of Lessor), assign this Agreement or any of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries of the Warrant Issuer if such Subsidiaries agree in writing to assume and be bound by all of the relevant obligations of Lessee under this Agreement.
11.2.	Intentionally Deleted.
11.3.	Notwithstanding anything to the contrary, Lessee shall not sublease the Lease Rights Site, in whole or in part, to a third party, except Veolia in accordance with Section 5.6 and the Hynix Easement Right.
Article 12. Quiet Enjoyment; Indemnification.
12.1.	Without prejudice to Lessor’s rights under this Agreement or under the Applicable Laws, so long as Lessee pays the Rent and materially observes all other terms, conditions and covenants hereof, Lessor shall ensure that Lessee has the right to quietly enjoy the Land without hindrance, molestation or interruption during the Lease Term, subject to the terms and conditions of this Agreement.
12.2.	Lessor shall indemnify Lessee and its Indemnified Persons (the “Lessee Indemnified Parties”), and hold the Lessee Indemnified Parties harmless from and against, any and all Damages arising out of, resulting from or relating to claims by third parties arising from the negligent acts of Lessor, except to the extent such Damage is caused by the negligence or willful misconduct of any such Lessee Indemnified Party.
12.3.	Lessee shall indemnify Lessor and its Indemnified Persons (the “Lessor Indemnified Parties”) and hold the Lessor Indemnified Parties harmless from and against, any and all Damages arising out of, resulting from or relating to claims by third parties arising from the negligent acts of Lessee, except to the extent such Damage is caused by the negligence or willful misconduct of any such Lessor Indemnified Party.
12.4.	In no event shall a Party be liable for Excluded Damages.
Article 13. Surrender.
13.1.	Upon the expiration or termination of this Agreement, Lessor and Lessee shall consult in good faith to determine a reasonable grace period (which shall not be more than 6 months) (the “Grace Period”) for Lessee to peaceably and quietly vacate and surrender the Land to Lessor. For the avoidance of doubt, Lessee shall be obligated to pay the Rent for the period until the date of surrender of the Land to Lessor.

13.2.	During the Grace Period, Lessee shall, among other things, restore the Land to its condition and shape equivalent to that of the Closing Date, wear and tear, insured casualty and condemnation excepted, and as otherwise reasonably acceptable to Lessor by removing at its own expense any additional fixtures, partitions and structural alterations made by Lessee not consented to by Lessor. In the event Lessee fails to vacate, surrender and restore the Land to its condition equivalent to that of the Closing Date, including the presence of any buildings and improvements, reasonable wear and tear and insured casualty excepted, by the end of the Grace Period, Lessor may move, remove or dispose of any fixtures, partitions, structural alterations or other property or belongings remaining on the Land, and all reasonable expenses incurred therefrom shall be borne by Lessee.
Article 14. Disputes and Governing Law.
14.1.	This Agreement shall be governed by and construed in accordance with the laws of Korea without reference to the choice of law principles thereof.
14.2.	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the Seoul Central District Court in Seoul, Korea, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any disputes, claims or controversies between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement shall be submitted to the exclusive jurisdiction of the Seoul Central District Court in Seoul, Korea. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now, or hereafter, have with respect to the jurisdiction of, or the venue in, the Seoul Central District Court.
Article 15. Change of Applicable Laws of Korea
Lessor shall process, and Lessee shall pay for, every zoning requirement or the requirements imposed by the Applicable Laws, which arise from change of conditions caused by Lessee subsequent to the Closing Date from the operation of the Business, as they come into effect during the Lease Term.

Article 16. Alterations
Each of the Buildings is now or hereafter shall be owned by Lessee, Lessee has the unfettered right to alter, replace, construct and/or reconstruct the Buildings, and Lessor acknowledges such alteration, replacement, construction or reconstruction shall not be deemed to be a termination of the Business or this Agreement. Lessor shall, upon request by Lessee, either (a) give evidence of this prior consent to such demolition and construction during the Lease Term as long as the applicable Building is to be used for a Permitted Use, and/or (b) issue the requisite consent letter for submission to competent authorities.
Article 17. Right of First Refusal
17.1.	Lessor is the current occupant of portions of the Hynix Land (“Expansion Area”), Lessee shall have both a Right of First Refusal on the Expansion Area as set forth below:
(a)	Right of First Refusal. If Lessor shall receive an offer to lease any portion of the Expansion Area, from time to time, which offer Lessor shall desire to accept, Lessor shall transmit a memorandum of said offer to Lessee. The memorandum shall set forth in detail the terms of the offer, including a description of the area, the rent (including any abatement and escalations), and any other material terms of the offer, to the extent available. Within fifteen (15) days of receiving Lessor’s memorandum, Lessee shall, by written notice to Lessor exercise the right (each, a “Right of First Refusal”), (i) to accept such Expansion Area upon the terms and conditions stated in the offer or (ii) to accept such Expansion Area on the terms and conditions set forth in Section 17.1(c) and 17.1(d). Lessee’s failure to make the election shall be deemed a rejection of the Expansion Area. Upon Lessee’s acceptance of the Expansion Area, the parties shall execute an amendment incorporating the Expansion Area into the Site subject to all of the terms, covenants, and conditions of the Lease, except as modified by the terms of the offer (if Lessee has elected option (i) above). Notwithstanding anything to the contrary in the offer, the terms of the Lease for the Expansion Area shall be as provided in Section 17.1(c) immediately below. Notwithstanding that Lessee should fail or refuse to exercise its Right of First Refusal in the manner herein provided, if the Expansion Area, or any part thereof, is not leased to the prospective tenant contemplated by Lessor’s memorandum within the time-period and on terms no more favorable to such tenant than originally offered to Lessee, the Expansion Area shall thereafter continue to be subject to the terms and conditions imposed by this Section 17.1(a) upon third party offers to lease and the first refusal procedure established by this Section 17.1(a) shall be reinstated.

(b)	Should Lessee elect to exercise its Right of First Refusal, the terms and conditions of this Lease shall apply to the Expansion Area except as modified by the terms of the offer if Lessee has accepted in Section 17.1(a) option (i) above. Rent for the Expansion Area shall be at the then current square meter rental rate except as modified by the terms of the offer if Lessee has accepted in Section 17.1(a) option (i) above.

(c)	Should Lessee exercise its Right of First Refusal, Lessor shall deliver such Expansion Area to Lessee, in Turnover Condition (defined below) whereupon said Expansion Area shall be added to and become a part of the Site and shall be governed in all respects by the terms of this Lease except that (i) as to the Right of First Refusal, the terms of the offer upon which Lessee exercised such right shall govern to the extent inconsistent with the terms of this Agreement and (ii) notwithstanding anything herein to the contrary, the term applicable to such space shall end at the same time, and under the same conditions, as applicable to the Lease Term. As used herein, “Turnover Condition” shall mean broom clean, free of occupants, debris, and movable property.
Article 18. Additional Warehouse
18.1	In accordance with Applicable Laws and if any land in the Cheong Ju Complex is available for the construction of one additional warehouse (“First Additional Warehouse”), Lessee may elect to construct a First Additional Warehouse by hiring its own contractors and performing such construction. In such event, Lessor shall provide or engage in the following:
(a)	the use or lease of the additional land necessary for the construction of the First Additional Warehouse, which would become part of the Lease Rights Site II; and

(b)	the use of access to such additional land and to the completed First Additional Warehouse, which would become part of the Easement Site II.

(c)	to undertake the performance for Lessee to obtain second priority Lease Rights for the site of the First Additional Warehouse and second priority Easement Rights for access from a public road along the main road to the site of the First Additional Warehouse consistent with Article 7 of this Agreement.
18.2	In accordance with Applicable Laws and if any land in the Cheong Ju Complex is available for the construction of one other additional warehouse (“Second Additional Warehouse”, together with the First Additional Warehouse, the “Additional Warehouses”), upon Lessee’s request, the Parties shall discuss in good faith (i) to accommodate such request and (ii) the selection of the site for the Second Additional Warehouse and other required acts. If both Parties agree, Lessor shall provide the undertakings as set forth in Sections 18.1(a), (b) and (c) above.
18.3	This Section shall be deemed as advance consent by Lessor to the site of the Additional Warehouses becoming part of the Lease Rights Site II and having the right of Easement Right II for access from a public road along the main road to the site of the Additional Warehouses.
Article 19. Insurance.
19.1.	Lessor and Lessee shall each obtain from, keep in force during the Lease Term with, and pay all premiums due to, an insurer(s) holding a Best Rating of B+ or higher, Standard

Commercial General Liability Insurance. The limits of liability of such insurances shall be in an amount not less than One Million Dollars ($1,000,000.00) per occurrence, Personal Injury including death and One Million Dollars ($1,000,000.00) per occurrence, Property Damage Liability or One Million Dollars ($1,000,000.00) combined single limit for Personal Injury and property Damage Liability.
19.2.	Lessee shall pay to Lessor the incremental amount of insurance premiums which will be additionally charged to Lessor due to Lessor’s grant to Lessee of lease of the Lease Rights Site I and easement right to the Easement Site in accordance with this Agreement.
Article 20. Signage.
Upon surrender or vacation of the Leased Premises, Lessee shall have removed all signs it has installed. Lessee shall obtain all applicable Governmental Authorizations for sign and exterior treatments at its sole cost and expense. Lessor consents to the signage as depicted on Exhibit E. If Lessee desires to install signs, decorations, or advertising media, the Parties shall discuss in good faith the installation of such signage.
Article 21. Force Majeure.
21.1.	Neither Party shall be liable to the other Party for failure of or delay in the performance of any obligations under this Agreement due to causes reasonably beyond its control including (i) war, insurrections, riots, explosions, inability to obtain raw materials due to then current market situation; (ii) natural disasters and acts of God, such as violent storms, earthquakes, floods, and destruction by lightning; (iii) the intervention of any Governmental Entity or changes in relevant laws or regulations which restrict or prohibit either Party’s performance of its obligations under this Agreement or implementation of this Agreement; or (iv) strikes, lock-outs and work-stoppages, which are beyond the reasonable control of the Party claiming the benefit (each, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the affected Party shall notify the other Party as soon as possible of such occurrence, describing the nature of the Event of Force Majeure and the expected duration thereof. Notwithstanding the foregoing, Lessee shall be under continuing obligation to make the payments required hereunder for any Rent, Other Costs and the corresponding VAT payable by Lessee, which was payable by Lessee prior to the occurrence of an Event of Force Majeure.
21.2.	If a Party is unable, by reason of an Event of Force Majeure, to perform any of its obligations under this Agreement, then such obligation shall be suspended to the extent and for the period that the affected Party is unable to perform. If this Agreement requires an obligation to be performed by a specified date, such date shall be extended for the period during which the relevant obligation is suspended due to such an Event of Force Majeure under this Agreement.
Article 22. Confidentiality.
22.1.	Confidentiality. Neither Party shall, except as expressly permitted by the terms of this Agreement, disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement and any Confidential Information which either Party obtains from the other Party in connection with this Agreement and/or use such Confidential Information for any purposes whatsoever other than those contemplated hereunder provided, however, that this Agreement (and its terms and conditions) may be disclosed and filed publicly in connection with a public offering of securities by Lessee or its Affiliates. “Confidential Information” shall mean any and all information including technical data, trade secrets or know-how, disclosed by either Party to the other Party in connection with this Agreement, which is marked as “Proprietary” or “Confidential” or is declared by the other Party, whether in writing or orally, to be confidential, or which by its nature would reasonably be considered confidential.
22.2.	The obligation of confidentiality in Section 22.1 shall not apply to any information that: (a) was known to the other Party without an obligation of confidentiality prior to its receipt thereof from the disclosing Party; (b) is or becomes generally available to the public without breach of this Agreement, other than as a result of a disclosure by the recipient Party, its representatives, its Affiliates or the representatives of its Affiliates in violation of this Agreement; (c) is rightfully received from a third party with the authority to disclose without obligation of confidentiality and without breach of this Agreement; or (d) is required by law or regulation to be disclosed by a recipient Party or its representatives (including by oral question, interrogatory, subpoena, civil investigative demand or similar process), provided that written notice of any such disclosure shall be provided to the disclosing Party in advance. If a Party determines that it is required to disclose any information pursuant to applicable law (including the requirements of any law, rule or regulation in connection with a public offering of securities by Lessor or its Affiliates) or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the extent required by such law or by lawful process.
Article 23. Miscellaneous.
23.1.	Exercise of Right. A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. A failure to exercise a right, power or remedy or a delay in exercising a right, power or remedy by a Party does not prevent such Party from exercising the same right thereafter.
23.2.	Extension; Waiver. At any time during the Lease Term, each of Lessor and Lessee may (a) extend the time for the performance of any of the obligations or other acts of the other or (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any rights under this Agreement may not be waived except in writing signed by the Party granting the waiver or varied except in writing signed by the Parties.
23.3.	Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed duly given only upon delivery to the Party personally (including by reputable overnight courier service), when telecopied (with confirmation of transmission having been received) during normal business hours or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or at such other address for a party as shall be specified by such Party by like notice):
If to Lessor, to:
Hynix Semiconductor Inc.
Hynix Youngdong Building
891 Daechi-dong, Gangnam-gu
Seoul 135-738, Korea
Attention: O.C. Kwon
Telephone: 82-2-3459-3006
Facsimile: 82-2-3459-5955
If to Lessee, to:
MagnaChip Semiconductor, Ltd.
1 Hyangjeong-dong
Heungduk-gu
Cheongju City
Chung Cheong Bok-do
Korea
Telephone:
Attention: Dr. Youm Huh
Facsimile: +82-43-270-2134
with a copy to:
Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Telephone: (212) 698-3500
Facsimile: (212) 698-3599
Attention: Geraldine A. Sinatra, Esq.
Sang H. Park, Esq.

23.4.	Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.
23.5.	Entire Lease; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written or oral, between the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.
23.6.	Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be unlawful, invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is unlawful, invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any unlawful, invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unlawful, invalid or unenforceable term or provision.
23.7.	Amendment and Modification. This Agreement (for the avoidance of doubt, including Exhibits attached hereto) may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
23.8.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.
23.9.	Election of Remedies. Neither the exercise of nor the failure to exercise a right or to give notice of a claim under this Agreement shall constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party, whether at law or in equity.
23.10.	Language. This Agreement is being originally executed in the English language only. In the event that the Parties agree to have a Korean version of this Agreement following signing, this Agreement may be translated into Korean. The Parties acknowledge that the Korean version of this Agreement shall be for reference purposes only, and in the event of any inconsistency between the two texts, the English version shall control.
23.11.	No Merger. It is the intention of the Lessor to lease the Land to the Lessee free of any merger of the fee estate and leasehold estate or any other interests that may be held contemporaneously by Lessor, or any of them, and Lessee. No such merger will occur until such time as the Lessee executes a written instrument specifically effecting such merger and duly records the same.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

Hynix Semiconductor Inc.
By:	/s/ [ILLEGIBLE]
Name:
Title:

MagnaChip Semiconductor, Ltd.
By:	/s/ [ILLEGIBLE]
Name:
Title:

Exhibit A
CHEONG-JU COMPLEX
(STAMP)

지적현황측량성과도

105-27 잡
1 잡
73 잡
73-17 잡
9-2 잡

대한지적공사 충청북도본부 청주시지사

Exhibit B
DESCRIPTION OF THE SITE,
ACCESS AREAS AND EASEMENT AREAS
(STAMP)

Ⓐ
Ⓑ
Ⓒ
Ⓓ
Ⓔ
1 창
73 성
106-27
126 성
Ⓐ 42,354m² : Site
Ⓑ 9,141m² : Access Area
Lease Right Site I
Ⓒ 4,360m² : Easement Site I
Ⓓ 63,703m² : Easement Site II
Ⓔ 805m² : Lease Right Site II

Exhibit C
CONSENTS
None
(STAMP)

Exhibit D
DESCRIPTION OF PORTIONS TO BE SUB-
LEASED TO VEOLIA
(STAMP)

지적현황측량성과도
1
2
3
1
105-22장
1장
73장
73-17장
9-2장
125장
1 149.40 ㎡
2 813.00 ㎡
3 393 m
1 50 m

대한지적공사 충청북도본부 청주시지사

56

Exhibit E
SIGNAGE
(STAMP)

Cheong-ju Plant Diagram

N
Customer Parking Area (Stand Type CI)
North-Gate (Stand Type CI)
Sub-Gate (Stand CI)
Men's Dormitory (Stand Type CI)
R Bldg Roof (South)
R Bldg Roof (East)
Top-Clock (Stand Type CI)
Main-Gate (Stand Type CI)
Outside Parking Area (Guidance Type CI)
C-2 FAB BLDG.
C-1 FAB BLDG.
C-3 FAB BLDG.
ASS'Y
GAS PLANT
DORMITORY
SUB GATE

Cheong-ju Plant Diagram

SCHEDULE 5.1(d)
VEOLIA LEASE RIGHTS
Portions of the Lands on which Veolia Water Industrial Development Co., Ltd.’s lease rights are registered:

Description of the part of parcel	Address	Area
Site corresponding to the areas occupied by DI facility in C1 Building	1 Hyangjung-dong Heungduk-gu Cheongju	131 m2
	105-27 Oibuk-dong, Heungduk-gu, Cheongju	262 m2

Site corresponding to the areas occupied by storage tank in C1 Building	105-27 Oibuk-dong, Heungduk-gu, Cheongju	50 m2

Site corresponding to the areas occupied by DI facility in C2 Building	105-27 Oibuk-dong, Heungduk-gu, Cheongju	813 m2

Site corresponding to the areas occupied by storage tank in C2 Building	105-27 Oibuk-dong, Heungduk-gu, Cheongju	149.40 m2
(STAMP)

SCHEDULE 5.1(e)
VEOLIA CONSENTS
Consents from the creditors of Veolia Water Industrial Development Co., Ltd.
(STAMP)